Exhibit 4.3

EXECUTION VERSION

THE SECURITIES REPRESENTED BY THIS INSTRUMENT OR CERTIFICATE AND, IF APPLICABLE, ANY SECURITIES ISSUABLE UPON ITS CONVERSION HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR SECURITIES LAWS OF ANY STATE AND MAY NOT BE OFFERED, SOLD, ASSIGNED, PLEDGED, TRANSFERRED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION UNDER THE ACT OR SUCH LAWS AND, IF REQUESTED BY THE COMPANY, UPON DELIVERY OF AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT THE PROPOSED TRANSFER IS EXEMPT FROM THE ACT OR SUCH LAWS. THIS SECURITY IS ALSO SUBJECT TO THE TRANSFER RESTRICTIONS CONTAINED IN THE SECURITIES PURCHASE AGREEMENT, DATED AS OF MAY 22, 2012, AMONG THE COMPANY AND THE PURCHASERS NAMED THEREIN.

DIAMOND FOODS, INC.

WARRANT TO PURCHASE COMMON STOCK

4,420,859 SHARES	May 29, 2012

Void After May 29, 2019

THIS CERTIFIES THAT, for value received, OCM PF/FF Adamantine Holdings Ltd. (including any successors or assignees, the “Purchaser”), is entitled to subscribe for and purchase at the Exercise Price (as defined below) from Diamond Foods, Inc., a Delaware corporation (the “Company”), up to 4,420,859 shares of the common stock, par value $0.001 per share, of the Company (the “Common Stock”), subject to adjustment as provided herein.

This Warrant (this “Warrant”) is issued pursuant to the terms of the Securities Purchase Agreement, dated 22, 2012, by and among the Company and the purchasers named in Exhibit A thereto (the “Purchase Agreement”) and is entitled to the benefits thereof. Unless otherwise indicated, capitalized terms used in this Warrant shall have the respective meanings ascribed to such terms in the Purchase Agreement.

1. Definitions. As used herein, the following terms shall have the following respective meanings:

“Black Scholes Value” means value of this Warrant based on the Black Scholes Option Pricing Model obtained from the “OV” function on Bloomberg L.P. using (i) a price per share of Common Stock equal to the sum of the price per share being offered in cash, if any, plus the per-share value of any non-cash consideration, if any, being offered in such Fundamental Change, (ii) a risk-free interest rate corresponding to the U.S. Treasury rate for a period equal to the remaining term of this Warrant as of the date of consummation of the applicable Fundamental Change and (iii) an expected volatility equal to the 100 day volatility obtained from the “HVT” function on Bloomberg L.P. determined as of the Trading Day immediately following the public announcement of the such Fundamental Change, as applicable.

“Board” shall mean the Board of Directors of the Company.

“Business Day” shall mean any day except a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or obligated to close.

“Company Rights Plan” means that certain Rights Agreement, dated as of April 29, 2005, by and between the Company and Computershare Trust Company, N.A., a federally chartered trust company (f/k/a EquiServe Trust Company, N.A.), as Rights Agent, as amended.

“Convertible Securities” means any stock or securities (other than Options) directly or indirectly convertible into or exercisable or exchangeable for shares of Common Stock.

“Current Market Price Per Common Share” as of any date means the average of the Daily Prices per share of Common Stock for the seven (7) consecutive trading days immediately prior to such date.

“Exercise Period” shall mean the period commencing on the earliest of (i) the Special Redemption and Exchange Cutoff Date, (ii) March 1, 2013 (if the Company has not delivered a Statement pursuant to Section 3.3(a) of the Purchase Agreement on or before that date), (iii) the date of a Fundamental Change and (iv) May 1, 2013 or such later date as any disputes regarding Sections 3.2(a) or (b) of the Purchase Agreement have been resolved, and ending May 29, 2019, unless earlier terminated as provided below.

“Exercise Price” shall mean $10.00 per share, subject to adjustment pursuant to Section 5 below.

“Exercise Shares” shall mean the shares of the Company’s Common Stock issued or issuable upon exercise of this Warrant, subject to adjustment pursuant to the terms herein, including but not limited to adjustment pursuant to Section 5 below.

“Fair Market Value” of Common Stock or any other security or property means the fair market value thereof as determined in good faith by the Board, which determination must be set forth in a written resolution of the Board, in accordance with the following rules:

(i) for Common Stock or other security traded or quoted on a Trading Market, the Fair Market Value will be the average of the closing prices of such security on such Trading Market over a ten (10) consecutive trading day period, ending on the trading day immediately prior to the date of determination;

(ii) for any security that is not so traded or quoted, the Fair Market Value shall be determined by the Board; or

(iii) for any other property, the Fair Market Value shall be determined by the Board in good faith assuming a willing buyer and a willing seller in an arms’-length transaction.

“Fundamental Change” means any of the following: (i) any merger, consolidation, stock or asset purchase, recapitalization or other business combination transaction (or series of related transactions) as a result of which the shares of capital stock of the Company entitled to vote generally in the election of directors and the Series A Preferred Stock (treated on an as-converted basis) immediately prior to such transaction (or series of related transactions) are converted into and/or continue to represent (on an as-converted basis in the case of the Series A Preferred Stock), in the aggregate, less than 50% of the total voting power of all shares of capital stock that are entitled to vote generally in the election of directors of the entity surviving or resulting from such transaction (or ultimate parent thereof), (ii) any person or group, together with any Affiliates thereof, has, directly or indirectly, become the Beneficial Owner of more than 50% of the total voting power of all shares of capital stock of the Company that are entitled to vote generally in the election of directors, (iii) the sale, transfer or disposition, including but not limited to any spin-off or in-kind distribution of all or substantially all of the assets, business or securities of the Company (on a consolidated basis) to any person or group (other than the Company or one or more of its wholly-owned subsidiaries), (iv) the dissolution, liquidation or winding up of the Company or (v) the Company (a) other than dividends and splits subject to 5.2(b), effects any reorganization, recapitalization or reclassification of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property or (b) effects or consummates, or makes any public announcement or disclosure with respect to, any stock combination, reverse stock split or other similar transaction involving the Common Stock.

“Options” means any rights, warrants or options to subscribe for or purchase shares of Common Stock or Convertible Securities.

“Rights Plan Exercise Price” shall have the same meaning as “Purchase Price” set forth in the Company Rights Plan or its comparable term/provision under any successor, substitute or additional stockholder rights plan.

“Rights Plan Triggering Event” shall have the meaning given thereto in the Company Rights Plan.

“Rights Triggering Date” means the date on which a Rights Plan Triggering Event occurs.

“Trading Day” shall mean (i) a day on which the Common Stock is traded on a Trading Market (other than the OTC Bulletin Board), or (ii) if the Common Stock is not listed on a Trading Market (other than the OTC Bulletin Board), a day on which the Common Stock is traded in the over-the-counter market, as reported by the OTC Bulletin Board, or (iii) if the Common Stock is not quoted on any Trading Market, a day on which the Common Stock is quoted in the over-the-counter market as reported by the National Quotation Bureau Incorporated (or any similar organization or agency succeeding to its functions of reporting prices); provided, that in the event that the Common Stock is not listed or quoted as set forth in (i), (ii) and (iii) hereof, then Trading Day shall mean a business day.

“Trading Market” means The NASDAQ Global Market, The NASDAQ Global Select Market, The NASDAQ Capital Market, The NYSE Amex Equities, or The New York Stock Exchange, Inc.

“VWAP” means, for any security as of any date, the dollar volume-weighted average price for such security on the applicable Trading Market during the period beginning at 9:30:01 a.m., New York time (or such other time as such Trading Market publicly announces is the official open of trading), and ending at 4:00:00 p.m., New York time (or such other time as such Trading Market publicly announces is the official close of trading), as reported by Bloomberg L.P. through its “Volume at Price” function or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York time (or such other time as such Trading Market publicly announces is the official open of trading), and ending at 4:00:00 p.m., New York time (or such other time as such Trading Market publicly announces is the official close of trading), as reported by Bloomberg L.P., or, if no dollar volume-weighted average price is reported for such security by Bloomberg L.P. for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported in the OTC Link or “pink sheets” by OTC Markets Group Inc. (formerly Pink OTC Markets Inc.). If the VWAP cannot be calculated for a security on a particular date on any of the foregoing bases, the VWAP of such security on such date shall be the Fair Market Value as mutually determined by the Company and the Purchaser.

2. Exercise of Warrant.

2.1 Method of Exercise. The rights represented by this Warrant may be exercised in whole or in part at any time during the Exercise Period, by delivery of the following to the Company at its address set forth in Section 11 hereof (or at such other address as it may designate by notice in writing to the Purchaser):

(a) An executed Notice of Exercise in the form attached hereto; and

(b) Payment of the Exercise Price either (i) in cash or wire transfer of immediately available funds or by cashier’s check drawn down on a United States bank made payable to the order of the Company, or (ii) pursuant to a Cashless Exercise, as described below.

2.2 Cashless Exercise. Notwithstanding any provisions herein to the contrary, if, at any time during the Exercise Period, the Current Market Price (as defined below) of one share of Common Stock is greater than the Exercise Price (at the date of calculation as set forth below), in lieu of exercising this Warrant by payment of cash, the Purchaser may exercise this Warrant by a cashless exercise by surrender of this Warrant at the principal office of the Company together with the properly endorsed Notice of Exercise and the Company shall issue to the Purchaser a number of shares of Common Stock computed using the following formula:

	X =	Y (B-A)
B

Where:	X =	the number of shares of Common Stock to be issued to the Purchaser.

	Y =	the number of shares of Common Stock purchasable upon exercise of all of the Warrant or, if only a portion of the Warrant is being exercised, the portion of the Warrant being exercised.

	A =	the Exercise Price.

	B =	the average of the closing prices for the seven Trading Days immediately prior to (but not including) the date of exercise (the “Current Market Price”).

For purposes of Rule 144 promulgated under the Act, it is intended, understood and acknowledged that the Exercise Shares issued in a cashless exercise transaction shall be deemed to have been acquired by the Purchaser, and the holding period for the Exercise Shares shall be deemed to have commenced, on the date this Warrant was originally issued.

2.3 Partial Exercise. If this Warrant is exercised in part only, the Company shall, upon surrender of this Warrant, execute and deliver, within 10 days of the date of exercise, a new Warrant evidencing the rights of the Purchaser, or such other person as shall be designated in the Notice of Exercise, to purchase the balance of the Exercise Shares purchasable hereunder. In no event shall this Warrant be exercised for a fractional Exercise Share, and the Company shall not distribute a Warrant exercisable for a fractional Exercise Share. Fractional shares shall be treated as provided in Section 6 hereof.

2.4 Payment of Expenses and Taxes. The Company shall pay all expenses in connection with, and all taxes and other governmental charges that may be imposed with respect to, the issue or delivery thereof, unless such tax or charge is imposed by law upon the Purchaser. The Company shall not, however, be required to pay any tax or governmental charge which may be payable in respect of any transfer involved in the issue and delivery of Exercise Shares in a name other than that of the Purchaser of the Warrants to be exercised.

2.5 Cancellation Upon Special Redemption and Exchange. This Warrant shall terminate immediately and be surrendered to the Company for cancellation on the Satisfaction Date (as defined in the Purchase Agreement).

2.6 Delivery of Shares. Exercise Shares acquired hereunder shall be delivered to the Purchaser within five Trading Days after any date on which this Warrant shall have been validly exercised in full or in part. Such Exercise Shares shall be in certificated form and bear an appropriate restrictive legend unless otherwise required under the terms of the Purchase Agreement. The person in whose name any Exercise Shares are to be issued upon exercise of this Warrant shall be deemed to have become the holder of record of such shares on the date on which this Warrant was validly exercised, irrespective of the date of issuance of the shares of Common Stock, except that, if the date of such valid exercise is a date when the stock transfer books of the Company are closed, such person shall be deemed to have become the holder of such shares at the close of business on the next succeeding date on which the stock transfer books are open.

2.7 Failure to Deliver Exercise Shares. If the Company fails to deliver Exercise Shares to the Purchaser pursuant to Section 2.6 by noon, Eastern Standard Time, on the third Trading Day after the date of a valid exercise of this Warrant, then the Company shall,

(a) at the option of the Purchaser, either,

(i) rescind such exercise and reinstate the portion of the Warrant and equivalent number of Exercise Shares for which such exercise was not honored, in lieu of delivering such Exercise Shares; or

(ii) deliver to the Purchaser the Exercise Shares that would have been issued had the Company timely complied with its exercise and delivery obligations hereunder; and

(b) if after noon, Eastern Standard Time, on the third Trading Day the Purchaser or the Purchaser’s brokerage firm purchases shares of the same class and series as the Exercise Shares to deliver in satisfaction of a sale by the Purchaser of the Exercise Shares which the Purchaser anticipated receiving upon such exercise (a “Buy-In”), pay in cash to the Purchaser the amount by which,

(i) the Purchaser’s total purchase price (including brokerage commissions, if any) for the shares so purchased, exceeds

(ii) the amount obtained by multiplying (1) the number of Exercise Shares that the Company was required to deliver to the Purchaser in connection with the exercise, by (2) the price at which the sell order giving rise to such purchase obligation was executed.

The Purchaser shall provide the Company prompt written notice indicating the amounts payable to the Purchaser in respect of any Buy-In, together with applicable confirmations and other evidence reasonably requested by the Company (a “Buy-In Notice”). The Company shall pay the amounts payable to the Purchaser in respect of any Buy-In within three Trading Days after the Company’s receipt of the Buy-In Notice.

3. Covenants of the Company.

3.1 Covenants as to Exercise Shares. The Company covenants and agrees that it will at all times during the Exercise Period, have authorized and reserved, free from preemptive rights, a sufficient number of shares of its Common Stock to provide for the exercise of the rights represented by this Warrant. All Exercise Shares will, upon issuance, be validly issued and outstanding, fully paid and nonassessable, and free from all taxes, liens and charges with respect to the issuance thereof. If at any time during the Exercise Period the number of authorized but unissued shares of Common Stock shall not be sufficient to permit exercise of this Warrant, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes.

3.2 No Impairment. Except and to the extent as waived or consented to by the Purchaser, the Company will not, by amendment of its certificate of incorporation or bylaws (as such may be amended from time to time), or through any means, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Warrant and in the taking of all such action as may be necessary or appropriate in order to protect the exercise rights of the Purchaser against impairment.

3.3 Notices of Record Date. In the event of any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to (a) receive any dividend (other than a Common Stock dividend subject to Section 5.1) or (b) vote with respect to a capital reorganization of the Company, a reclassification, recapitalization or exchange of the capital stock of the Company, a consolidation or merger of the Company with, or any sale, transfer or other disposition of all or substantially all the property, assets or business of the Company to, another person, or a voluntary dissolution, liquidation or winding up of the Company, then the Company shall mail to the Purchaser, at least ten Trading Days prior to such record date, a notice specifying the date on which any such record is to be taken for the purpose of such dividend or vote.

3.4 Automatic Exercise. Notwithstanding anything herein to the contrary, to the extent this Warrant remains exercisable and is exercisable pursuant to Section 2.2, this Warrant shall be deemed to be fully exercised pursuant to Section 2.2, without the need for any action by the Purchaser or the Company, immediately prior to the end of the Exercise Period; provided, however, that notwithstanding any other provision hereof or in the Purchase Agreement, the Company may delay the delivery of Exercise Shares pursuant to such an automatic exercise until the Purchaser delivers to the Company a certification substantially in the form of Section 3 of the Notice of Exercise attached hereto.

4. Representations of Purchaser.

4.1 Investor Status. Purchaser certifies and represents to the Company that Purchaser is an “accredited investor” as defined in Rule 501 of Regulation D promulgated under the Securities Act. Purchaser’s financial condition is such that it is able to bear the risk of holding the Warrant and the Exercise Shares for an indefinite period of time and the risk of loss of its entire investment. Purchaser has been afforded the opportunity to ask questions of and receive answers from the management of the Company concerning this investment and has sufficient knowledge and experience in investing in companies similar to the Company so as to be able to evaluate the risks and merits of its investment in the Company.

4.2 Purchase Entirely for Own Account. Such Purchaser is acquiring the Warrant and Exercise Shares for its own account and not with a view to, or for sale in connection with, any distribution of the Warrant or Exercise Shares in violation of the Act.

4.3 Securities Not Registered. Purchaser understands that the Warrant and Exercise Shares have not been registered under the Act, by reason of their issuance by the Company in a transaction exempt from the registration requirements of the Act, and that the Warrant and Exercise Shares must continue to be held by such Purchaser unless a subsequent disposition thereof is registered under the Act or is exempt from such registration. Purchaser understands that the exemptions from registration afforded by Rule 144 (the provisions of which are known to it) promulgated under the Act depend on the satisfaction of various conditions, and that, if applicable, Rule 144 may afford the basis for sales only in limited amounts.

4.4 Legends. Purchaser acknowledges that the Company may place a restrictive legend substantially in the following form on the Exercise Shares issuable upon exercise of this Warrant in order to comply with securities laws unless such Exercise Shares are otherwise freely tradable under Rule 144 of the Act.

THE SECURITIES REPRESENTED BY THIS INSTRUMENT OR CERTIFICATE AND, IF APPLICABLE, ANY SECURITIES ISSUABLE UPON ITS CONVERSION HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR SECURITIES LAWS OF ANY STATE AND MAY NOT BE OFFERED, SOLD, ASSIGNED, PLEDGED, TRANSFERRED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION UNDER THE ACT OR SUCH LAWS AND, IF REQUESTED BY THE COMPANY, UPON DELIVERY OF AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT THE PROPOSED TRANSFER IS EXEMPT FROM THE ACT OR SUCH LAWS. THIS SECURITY IS ALSO SUBJECT TO THE TRANSFER RESTRICTIONS CONTAINED IN THE SECURITIES PURCHASE AGREEMENT, DATED AS OF MAY 22, 2012, AMONG THE COMPANY AND THE PURCHASERS NAMED THEREIN.

5. Certain Adjustments.

5.1 Certain Adjustments.

(a) Adjustments for Issuances of Additional Shares of Common Stock.

(i) Definitions. For purposes of this Section 5.1(a), the following definitions apply:

(1) “Additional Shares of Common Stock” means any shares of Common Stock issued (whether from the Company’s treasury or authorized and unissued shares of capital stock) or, as provided in Section 5.1(a)(ii) below, deemed to be issued by the Company after the closing of the transactions contemplated by the Purchase Agreement; provided, that, notwithstanding anything to the contrary contained herein, Additional Shares of Common Stock shall not include issuances of Common Stock (including any deemed issuance pursuant to Section 5.1(a)(ii)) which are (A) pursuant to employee benefit plans and compensation related arrangements approved by the board of directors of the Company (including any duly authorized committee or delegee thereof), (B) in connection with any acquisition of assets, merger, consolidation or other combination of the Company or a Subsidiary of the Company with another person, (C) in connection with the settlement of any litigation, investigation or legal proceeding (or threatened litigation, investigation or legal proceeding), or (D) which are subject to Sections 5.1(b) – (c).

(2) “Measurement Date” means, with respect to a transaction, the public announcement of such transaction (or, if no such public announcement is made, the date of issuance).

(ii) Deemed Issuances of Additional Shares of Common Stock. The maximum number of shares of Common Stock (as set forth in the instrument relating thereto without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise, conversion or exchange of Convertible Securities will be deemed to be Additional Shares of Common Stock issued as of the time of the issuance of such Convertible Securities; provided, however, that:

(1) No adjustment in the Exercise Price will be made upon the subsequent issuance of shares of Common Stock upon the exercise, conversion or exchange of such Convertible Securities;

(2) To the extent that Additional Shares of Common Stock are not issued pursuant to any such Convertible Security upon the expiration or termination of an unissued, unexercised, unconverted or unexchanged Convertible Security, the Exercise Price will be readjusted to the Exercise Price that would have been in effect had such Convertible Security (to the extent outstanding immediately prior to such expiration or termination) never been issued; and

(3) In the event of any change in the number of shares of Common Stock issuable upon the exercise, conversion or exchange of any Convertible Security, excluding a change resulting from any transaction giving rise to an adjustment pursuant to Section 5.1(b), but including periodic or scheduled accretions or adjustments to a Convertible Security, interest and dividends paid in kind, repricings of the exercise or conversion price of such Convertible Securities or otherwise, the Exercise Price then in effect will be readjusted to the Exercise Price that would have been in effect if, on the date of issuance, such Convertible Security were exercisable, convertible or exchangeable for such changed number of shares of Common Stock.

(iii) Determination of Consideration. The Fair Market Value of the consideration received by the Company for the issue of any Additional Shares of Common Stock will be computed as follows:

(1) Cash and Property. Aggregate consideration consisting of cash and other property will: (x) insofar as it consists of cash, be computed at the aggregate of cash received by the Company, excluding amounts paid or payable for accrued interest or accrued dividends; (y) insofar as it consists of property other than cash, be computed at the Fair Market Value thereof on the Measurement Date; and (3) insofar as it consists of both cash and other property, be the proportion of such consideration so received.

(2) Convertible Securities. The aggregate consideration per share received by the Company for Convertible Securities will be determined by dividing: (x) the total amount, if any, received or receivable by the Company as consideration for the issuance of such Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Company upon the full and complete exercise, conversion or exchange of such Convertible Securities, by (y) the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the full and complete exercise, conversion or exchange of such Convertible Securities.

(iv) In the event the Company shall, at any time and from time to time while any of the Warrants are outstanding, issue or sell Additional Shares of Common Stock for a consideration per share, as determined by such consideration’s Fair Market Value in accordance with Section 5.1(a)(iii), less than the Exercise Price in effect immediately prior to such issuance (a “Below Exercise Price Issuance”), then, effective immediately upon the date of such Below Exercise Price Issuance, the Exercise Price in effect immediately after such Below Exercise Price Issuance shall be reduced so that the same shall equal the price determined by multiplying the Exercise Price in effect immediately prior to such Below Exercise Price Issuance by a fraction: (1) the numerator of which shall be the sum of (a) the number of shares of Common Stock outstanding immediately prior to such Below Exercise Price Issuance (on a fully diluted basis, including the aggregate number of shares of Common Stock issuable upon exercise of the all Company Options and Warrants, based on the treasury method) (such number of shares of Common Stock, the “Number of Fully Diluted Shares of Common Stock”); plus (b) (x) the Fair Market Value of the aggregate consideration received by the Company in respect of such Below Exercise Price Issuance, divided by (y) the Exercise Price in effect immediately prior to such Below Exercise Price Issuance, and (2) the denominator of which shall be the sum of (a) the Number of Fully Diluted Shares of Common Stock, plus (b) the number of such Additional Shares of Common Stock issued in such Below Exercise Price Issuance.

(v) If any adjustment pursuant to Section 5.1(a)(iv) results in an adjustment to the number of Exercise Shares pursuant to Section 5.1(d) that would require the Company to issue shares of Common Stock in excess of the amount permitted by applicable listing standards of The NASDAQ Global Select Market to be issued without approval by the Company’s stockholders, the Company shall, at its option, either (i) obtain the approval of its stockholders with respect to such issuance or (ii) in lieu of delivering shares of Common Stock in excess of such limitations, pay cash on a pro rata basis to the holders of the Warrants being exercised in an amount per share of Common Stock equal to the VWAP of the Common Stock for the Trading Day immediately preceding the date of such conversion in respect of which such shares would otherwise be required to be delivered to the holders of the exercised Warrants and which are not permitted to be issued and so delivered by such listing standards.

(b) Stock Dividends and Splits. If the Company, at any time while this Warrant is outstanding, (i) pays a stock dividend on its Common Stock or otherwise makes a distribution on any class of capital stock that is payable in shares of Common Stock (and not to the Purchaser hereof), (ii) subdivides outstanding shares of Common Stock into a larger number of shares, or (iii) combines outstanding shares of Common Stock into a smaller number of shares, then in each such case the Exercise Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event. Any adjustment pursuant to clause (i), (ii) or (iii) of this paragraph shall become effective immediately upon the effective date of such dividend or distribution, subdivision or combination.

(c) Fundamental Change. If, at any time while any portion of this Warrant is outstanding there is a Fundamental Change, then the Purchaser shall thereafter receive, upon exercise of this Warrant, the same amount of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Change if it had been, immediately prior to such Fundamental Change, the holder of the number of Exercise Shares then issuable upon exercise in full of this Warrant (the “Alternate Consideration”) (in lieu of the Exercise Shares if the Exercise Shares would no longer be outstanding as a result of such Fundamental Change had they been outstanding immediately prior thereto). For purposes of any such exercise, the determination of the Exercise Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Change, and the Company shall apportion the Exercise Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. Any successor to the Company or surviving entity in such Fundamental Change shall issue to the Purchaser a new warrant substantially in the form of this Warrant and consistent with the foregoing provisions and evidencing the Purchaser’s right to purchase the Alternate Consideration for the aggregate Exercise Price upon exercise thereof and, upon such issuance, this warrant shall be automatically cancelled and shall cease to be of further force or effect. The terms of any agreement pursuant to which a Fundamental Change is effected shall include terms requiring any such successor or surviving entity to comply with the provisions of this paragraph (c). Notwithstanding anything to the contrary, in the event of a Fundamental Change that is (1) an all cash transaction, (2) a “Rule 13e-3 transaction” as defined in Rule 13e-3 under the Securities Exchange Act of 1934, as amended, or (3) results in this Warrant being exercisable for securities that are not traded on a national securities exchange, the Nasdaq Global Select Market, the Nasdaq Global Market, or the Nasdaq Capital market, the Company or any successor entity shall redeem this Warrant concurrently with or within 30 days after the consummation of the Fundamental Change for the Black Scholes Value of the unexercised portion of this Warrant as of the consummation of such Fundamental Change.

(d) Number of Exercise Shares. Simultaneously with any adjustment to the Exercise Price pursuant to this Section 5, the number of Exercise Shares that may be purchased upon exercise of this Warrant shall be increased or decreased proportionately, so that after such adjustment the aggregate Exercise Price payable hereunder for the adjusted number of Exercise Shares shall be the same as the aggregate Exercise Price in effect immediately prior to such adjustment.

(e) Calculations. All calculations under this Section 5 shall be made to the nearest cent or the nearest 1/100th of a share, as applicable. The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Company, and the disposition of any such shares shall be considered an issue or sale of Common Stock.

(f) Notice of Adjustments. Upon the occurrence of each adjustment pursuant to this Section 5, the Company at its expense will within five (5) business days compute such adjustment in accordance with the terms of this Warrant and prepare a notice setting forth such adjustment, including a statement of the adjusted Exercise Price and adjusted number or type of Exercise Shares or other securities issuable upon exercise of this Warrant (as applicable), describing the transactions giving rise to such adjustments and showing in detail the facts upon which such adjustment is based. Upon written request, the Company will deliver a copy of each such notice to the Purchaser and to the Company’s transfer agent.

(g) Notice of Corporate Events. If the Company (i) declares a dividend or any other distribution of cash, securities or other property in respect of its Common Stock, including without limitation any granting of rights or warrants to subscribe for or purchase any capital stock of the Company or any Subsidiary, (ii) authorizes or approves, enters into any agreement contemplating or solicits stockholder approval for any Fundamental Change or (iii) authorizes the voluntary dissolution, liquidation or winding up of the affairs of the Company, then the Company shall deliver to the Purchaser a notice describing the material terms and conditions of such transaction at least 10 calendar days prior to the applicable record or effective date on which a person would need to hold Common Stock in order to participate in or vote with respect to such transaction, and the Company will take all steps reasonably necessary in order to insure that the Purchaser is given the practical opportunity to exercise this Warrant prior to such time so as to participate in or vote with respect to such transaction; provided, however, that the failure to deliver such notice or any defect therein shall not affect the validity of the corporate action required to be described in such notice.

6. Fractional Shares. No fractional shares shall be issued upon the exercise of this Warrant as a consequence of any adjustment pursuant hereto. All Exercise Shares (including fractions) issuable upon exercise of this Warrant may be aggregated for purposes of determining whether the exercise would result in the issuance of any fractional share. If, after aggregation, the exercise would result in the issuance of a fractional share, the Company shall, in lieu of issuance of any fractional share, pay the Purchaser otherwise entitled to such fraction a sum in cash equal to the product resulting from multiplying the then current Fair Market Value of an Exercise Share by such fraction.

7. No Stockholder Rights. This Warrant in and of itself shall not entitle the Purchaser to any voting rights or other rights as a stockholder of the Company.

8. Successors and Assigns. This Warrant applies to, inures to the benefit of and binds the successors and assigns of the parties hereto. Notwithstanding the forgoing, any transfer of this Warrant may be effected only in accordance with the Purchase Agreement. This Warrant may be transferred only by the Purchaser in person or by duly authorized attorney, upon delivery of this Warrant and the form of assignment attached hereto to any transferee designated by Purchaser. The transferee shall sign an investment letter in form and substance satisfactory to the Company. Purchaser and any subsequent holder of this Warrant receives this Warrant subject to the foregoing terms and conditions, as well as all other terms and conditions contained in this Warrant and in the Purchase Agreement, and agrees to comply with all such terms and conditions for the benefit of the Company.

9. Lost, Stolen, Mutilated or Destroyed Warrant. If this Warrant is lost, stolen, mutilated or destroyed, the Company may issue a new Warrant of like denomination and tenor as the Warrant so lost, stolen, mutilated or destroyed. Any such new Warrant shall constitute an original contractual obligation of the Company, whether or not the allegedly lost, stolen, mutilated or destroyed Warrant shall be at any time enforceable by anyone.

10. Modifications and Waiver. This Warrant and any provision hereof may be waived, modified or amended only by an instrument in writing signed by the Company and the Purchaser.

11. Notices, Etc. Any notices or other communications required or permitted to be given hereunder shall be in writing and shall be deemed to be given when delivered in person or by private courier with receipt, if telefaxed when verbal or email confirmation from the recipient is received, or three (3) days after being deposited in the United States mail, first-class, registered or certified, return receipt requested, with postage paid. All communications shall be sent to the Company at 600 Montgomery Street, 13th Floor, San Francisco, California 94111, Facsimile (209) 933-6861, Attention: Chief Financial Officer and Treasurer, with a copy to the General Counsel, and to the Purchasers at the addresses set forth in the Purchase Agreement. The Company and the Holder may change the address to which notices and communications to it are to be address by notification as provided herein.

12. Acceptance. Receipt of this Warrant by the Purchaser shall constitute acceptance of and agreement to all of the terms and conditions contained in this Warrant and the Purchase Agreement.

13. Governing Law.

(a) This Warrant shall be governed by, and construed in accordance with, the laws of the State of New York.

(b) The Company and the Purchaser each hereby irrevocably and unconditionally:

(i) submits for itself and its property in any legal action or proceeding relating solely to this Warrant or the transactions contemplated hereby, to the exclusive jurisdiction of the courts of the state of New York and the Federal courts of the United States of America located within the city of New York in the State of New York, and appellate courts thereof;

(ii) consents that any such action or proceeding may be brought in such courts, and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same to the extent permitted by applicable law;

(iii) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the party, as the case may be, at its address set forth in Section 11 or at such other address of which the other party shall have been notified pursuant thereto;

(iv) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction for recognition and enforcement of any judgment or if jurisdiction in the courts referenced in the foregoing clause (i) are not available despite the intentions of the parties hereto;

(v) agrees that final judgment in any such suit, action or proceeding brought in such a court may be enforced in the courts of any jurisdiction to which such party is subject by a suit upon such judgment, provided that service of process is effected upon such party in the manner specified herein or as otherwise permitted by law;

(vi) agrees that to the extent that such party has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process with respect to itself or its property, such party hereby irrevocably waives such immunity in respect of its obligations under this Warrant, to the extent permitted by law; and

(vii) irrevocably and unconditionally waives trial by jury in any legal action or proceeding in relation to this Warrant.

14. Descriptive Headings. The descriptive headings of the several paragraphs of this Warrant are inserted for convenience only and do not constitute a part of this Warrant. The language in this Warrant shall be construed as to its fair meaning without regard to which party drafted this Warrant.

15. Severability. If any part or provision of this Warrant is held unenforceable or in conflict with the applicable laws or regulations of any jurisdiction, the invalid or unenforceable part or provisions shall be replaced with a provision which accomplishes, to the extent possible, the original business purpose of such part or provision in a valid and enforceable manner, and the remainder of this Warrant shall remain binding upon the parties hereto.

16. Entire Agreement. This Warrant, the other Transaction Agreements and the Nondisclosure Agreement dated March 20, 2012, constitute the entire agreement between the parties pertaining to the subject matter hereof and supersedes all prior agreements, negotiations, understandings, representations, and statements with respect to the subject matter hereof, whether written or oral.

17. Indemnification. The Company shall indemnify, save and hold harmless the Purchaser from and against any and all liability, loss, cost, damage, reasonable attorneys’ and accountants’ fees and expenses, court costs and all other out of-pocket expenses incurred in connection with or arising from any default hereunder by the Company. This indemnification provision shall be in addition to the rights of such Purchaser (i) to bring an action against the Company for breach of contract based on such default hereunder and (ii) contained in Section 10.13 of the Purchase Agreement.

18. Limitation of Liability. No provision hereof, in the absence of affirmative action by the Purchaser to purchase shares of Common Stock, and no enumeration herein of the rights or privileges of the Purchaser hereof, shall give rise to any liability of such Purchaser to pay the Exercise Price for any Exercise Shares other than pursuant to an exercise of this Warrant or any liability as a stockholder of the Company, whether such liability is asserted by the Company or by creditors of the Company.

19. Remedies. In addition to being entitled to exercise its rights granted by law, including recovery of damages, the Purchaser shall be entitled to specific performance of its rights provided under this Warrant. The Company agrees that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it of the provisions of this Warrant and hereby agrees, in an action for specific performance, to waive the defense that a remedy at law would be adequate.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Warrant to be executed by its duly authorized officer as of the date first written above.

DIAMOND FOODS, INC.

By:	/s/ Brian J. Driscoll
Name:	Brian J. Driscoll
Title:	President and Chief Executive Officer

[Signature Page to Warrant]

NOTICE OF EXERCISE

TO: DIAMOND FOODS, INC.

(1) The undersigned hereby elects to (check one box only):

☐  purchase                      shares of the Common Stock of Diamond Foods, Inc. (the “Company”) pursuant to the terms of the attached Warrant, and tenders herewith payment of the exercise price in full for such shares.

☐  purchase the number of shares of Common Stock of the Company by cashless exercise pursuant to the terms of the Warrant as shall be issuable upon cashless exercise of the portion of the Warrant relating to                      shares.

(2) Please issue a certificate or certificates representing said shares of Common Stock in the name of the undersigned or in such other name as is specified below:

(Name)

(Address)

(3) The undersigned represents that (i) it an “accredited investor” as defined in Rule 501 of Regulation D promulgated under the Securities Act, (ii) its financial condition is such that it is able to bear the risk of holding the Common Stock for an indefinite period of time and the risk of loss of its entire investment, (iii) is aware of the Company’s business affairs and financial condition and has acquired sufficient information about the Company to reach an informed and knowledgeable decision regarding its investment in the Company, (iv) it is acquiring the shares of Common Stock issuable upon exercise of this Warrant for its own account and not with a view to, or for sale in connection with, any distribution of the Common Stock in violation of the Act, (v) it understands that the shares of Common Stock issuable upon exercise of this Warrant have not been registered under Securities Act of 1933, as amended (the “Act”), by reason of their issuance by the Company in a transaction exempt from the registration requirements of the Act, and that the Common Stock must continue to be held by the undersigned unless a subsequent disposition thereof is registered under the Act or is exempt from such registration, and (vi) it understands that the exemptions from registration afforded by Rule 144 (the provisions of which are known to it) promulgated under the Act depend on the satisfaction of various conditions, and that, if applicable, Rule 144 may afford the basis for sales only in limited amounts.

(Date)	(Signature)

(Print name)

ASSIGNMENT FORM

(To assign the foregoing Warrant, subject to compliance with Section 8 thereof, execute this form and supply required information. Do not use this form to purchase shares.)

FOR VALUE RECEIVED, the foregoing Warrant and all rights evidenced thereby are hereby assigned to

Name:

(Please Print)

Address:

(Please Print)

Dated: , 20

Purchaser’s
Signature:

Purchaser’s
Address:

NOTE: The signature to this Assignment Form must correspond with the name as it appears on the face of the Warrant, without alteration or enlargement or any change whatever. Officers of corporations and those acting in a fiduciary or other representative capacity should file proper evidence of authority to assign the foregoing Warrant.